Exhibit 99.1

Oracle Press Release

Contact(s):

Bob Wynne	Krista Bessinger
Oracle Corporate Communications	Oracle Investor Relations
+1.650.506.5834	+1.650.506.4073
bob.wynne@oracle.com	krista.bessinger@oracle.com

Oracle Completes Acquisition Of Siebel

Oracle Becomes #1 in Customer Relationship Management

REDWOOD SHORES, Calif., 31-JAN-2006 Oracle Corporation announced today the completion of its acquisition of Siebel Systems, Inc.

“Oracle is now the undisputed leader in Customer Relationship Management software,” said Oracle CEO Larry Ellison. “Oracle’s focus on modern, standards-based applications and middleware is moving us into a leadership position in applications and on-demand services. Siebel accelerates that move.”

“Siebel’s expertise with industry-specific customer-facing applications combined with rich analytics will not only serve as the centerpiece of our CRM strategy for Oracle Fusion Applications, but can also be used to extend our current customers investments today,” said Oracle President Charles Phillips.

Former Siebel stockholders electing to receive Oracle common stock will receive a combination of stock and cash because the stock portion of the consideration was oversubscribed. The pro rata allocation of cash and stock payable to the electing holders will be announced following receipt of the final election results, which are expected to be available on or about February 2, 2006. Former Siebel stockholders not electing to receive Oracle common stock will receive $10.66 per share in cash. Oracle intends to repurchase shares in the marketplace equal to the amount issued effectively making it a cash transaction.

Oracle will host a conference call on Thursday, February 9, at 2:00 p.m. PST / 5:00 p.m. EST to discuss preliminary guidance for the combined companies. A live audio webcast of the call will be made available on the Oracle Investor Relations website at www.oracle.com/investor. The webcast will be available for replay for seven days following the conference call.

About Oracle

Oracle (NASDAQ: ORCL) is the world’s largest enterprise software company. For more information about Oracle, please visit our Web site at http://www.oracle.com

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Trademarks

Oracle, JD Edwards, PeopleSoft, and Siebel are registered trademarks of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.

The above is intended to outline our general product direction. It is intended for information purposes only, and may not be incorporated into any contract. It is not a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. The development, release, and timing of any features or functionality described for Oracle’s products remains at the sole discretion of Oracle.